Exhibit 4.5

BIOAMBER INC.

THIRD AMENDMENT

TO THE AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

THIS THIRD AMENDMENT TO THE AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT (this “Amendment”), entered into as of May 2, 2013, by and among BIOAMBER INC., a Delaware corporation (the “Corporation”), and the undersigned Security Holders (as defined in the Shareholders Agreement defined below).

R E C I T A L S

WHEREAS, the Corporation and certain parties identified on the signature pages thereto are parties to that certain Amended and Restated Shareholders’ Agreement dated as of April 15, 2011, as amended on November 4, 2011 and February 6, 2012 (the “Shareholders Agreement”);

WHEREAS, pursuant to its Section 12.5, the Shareholders Agreement may be amended or otherwise modified by an instrument in writing executed by (i) the Corporation, (ii) the Shareholders holding a majority of the then outstanding Shares of the Corporation, and (iii) the Investors representing an Investor Super-Majority, as such terms are defined in the Shareholders Agreement (the “Requisite Consent”);

WHEREAS, upon execution of this Amendment, the Requisite Consent shall have been received, and this Amendment shall be binding upon the Corporation and all Security Holders who are parties to the Shareholders Agreement;

WHEREAS, the Security Holders who are parties to this Amendment believe that it is in their best interests to amend the terms and conditions of the Shareholders Agreement as set out in this Amendment; and

WHEREAS, the Corporation has agreed to be a party to this Amendment in order to acknowledge the amendment to certain rights conferred upon the Security Holders in the Shareholders Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, it is mutually agreed by and among the parties as follows:

A G R E E M E N T

1.	AMENDMENTS TO SHAREHOLDERS AGREEMENT

1.1	Section 12.5 shall be deleted in its entirety and the following shall be inserted in its place:

Termination; Amendment. This Agreement may be amended (including without limitation an amendment which effects the termination of this Agreement), and the provisions hereof may be waived, only by a written instrument executed by each of (i) the

Corporation, (ii) the Shareholders holding a majority of the then outstanding Shares of the Corporation, and (iii) the Investors representing an Investor Super-Majority. This Agreement shall remain in full force and effect unless terminated pursuant to the preceding sentence or until the first to occur of (A) completion of an offering of Shares by the Corporation pursuant to a registration statement effective under the Securities Act which results in the Corporation becoming a reporting company under the Securities Exchange Act of 1934, as amended; (B) immediately prior to consummation of an IPO, (C) the date of closing of a sale, lease, or other disposition of all or substantially all of the Corporation’s assets or the Corporation’s merger with or into or consolidation with any other corporation or other entity, or any other corporate reorganization, in which the holders of the Corporation’s outstanding voting securities immediately prior to such transaction own, immediately after such transaction, securities representing less than a majority of the voting power of the corporation or other entity surviving or resulting from such transaction, or (D) the dissolution, bankruptcy or receivership of the Corporation; provided, however, that the rights of: (w) Naxos hereunder to designate and/or remove the Naxos Nominee and the Naxos Observers, any other approval or consent rights of Naxos or the Naxos Nominee, or any other right or obligations of Naxos under this Agreement, may not be amended, modified or waived (for so long as Naxos is entitled to designate the Naxos Nominee pursuant to the terms of this Agreement) without the consent of Naxos; (x) Sofinnova hereunder to designate and/or remove the Sofinnova Nominee, any other approval or consent rights of Sofinnova or the Sofinnova Nominee, or any other right or obligations of Sofinnova under this Agreement, may not be amended, modified or waived (for so long as Sofinnova is entitled to designate the Sofinnova Nominee pursuant to the terms of this Agreement) without the consent of Sofinnova; (y) Mitsui & Co. and Mitsui CVP hereunder to designate and/or remove the Mitsui Nominee and the Mitsui Observer, any other approval or consent rights of Mitsui & Co. and Mitsui CVP or the Mitsui Nominee, or any other right or obligations of Mitsui & Co. and Mitsui CVP under this Agreement, may not be amended, modified or waived (for so long as Mitsui & Co. is entitled to designate the Mitsui Nominee pursuant to the terms of this Agreement) without the consent of Mitsui & Co.; and (z) Lanxess Corporation hereunder to designate and/or remove the Lanxess Nominee, any other approval or consent rights of Lanxess Corporation or the Lanxess Nominee, or any other right or obligations of Lanxess Corporation under this Agreement, may not be amended, modified or waived (for so long as Lanxess is entitled to designate the Lanxess Nominee pursuant to the terms of this Agreement) without the consent of Lanxess Corporation; and provided, further, that the registration rights provisions of Exhibit A hereto shall survive termination of this Agreement and shall continue in full force and effect until such date that parties no longer have any registration rights pursuant to Exhibit A.

2.	GENERAL

2.1 Definitions. Except as otherwise defined herein, all capitalized terms in this Amendment shall have the meaning ascribed to them in the Shareholders Agreement.

2.2 Entire Agreement. The Shareholders Agreement, as amended by this Amendment, is the complete and exclusive statement of the Agreement between the parties with respect to the subject matter contained herein and supersedes and merges all prior representations, proposals, understandings and all other agreements, oral or written, express or implied, between the parties relating to the matters contained herein.

2.3 Other Provisions Unchanged. Except as amended by this Amendment, all provisions of the Shareholders Agreement remain unchanged and in full force and effect. In the event of any inconsistency between any term or provision of this Amendment and any term or provision in the Shareholders Agreement, the terms and provisions of this Amendment shall govern and prevail.

2.4 Preamble and Schedules. The preamble and the schedules hereto are an integral part of this Amendment and are incorporated by reference herein.

2.5 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

2.6 Governing Law; Dispute Resolution. This Amendment shall be construed and interpreted in accordance with the laws of the State of Delaware without giving effect to its conflict of laws principles. Any disputes hereunder shall be governed by the dispute resolution provisions set forth in Section 12.10 of the Shareholders Agreement.

(signatures on next pages)

IN WITNESS WHEREOF the parties have signed this Amendment at the place and as of the date first mentioned above.

BioAmber Inc.

By:	/s/ Jean-François Huc
Name: Jean-François Huc
Title: President

FCPR Soffinnova Capital VI

By:	/s/ Denis Lucquin
Name: Denis Lucquin
Title: Managing Director

MCVP Technology Fund I, LLC, by Mitsui & Co. Global Investment, Inc., its manager

By:	/s/ Kenichi Kimura
Name: Kenichi Kimura
Title: President & CEO

Cliffton Equities Inc.

By:	/s/ Joanne Peluso
Name: Joanne Peluso
Title: President

[Third Amendment to the Amended & Restated Stockholders’ Agreement]

NAXAMBER S.A.

By:	/s/ Jacques Reckinger
Name: Jacques RECKINGER
Title: Director

and

By:	/s/ Christopher Piel
Name: Christopher PIEL
Title: Director

Mitsui & Co., Ltd., Principal Investment Div.

By:	/s/ Wataru Ebata
Name: Wataru Ebata
Title: Principal Investment Division Mitsui & Co., Ltd

Lanxess Corporation

By:	/s/ F. Bjoernslen
Name: F. Bjoernslen
Title: CEO

[Third Amendment to the Amended & Restated Stockholders’ Agreement]